Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-213877) on Form S-8 of The Manitowoc Company, Inc. of our report dated June 10, 2024, with respect to the statements of net assets available for benefits of The Manitowoc Company, Inc. 401(k) Retirement Plan as of December 31, 2023, and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental schedule as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of The Manitowoc Company, Inc. 401(k) Retirement Plan.

/s/ Wipfli LLP

Radnor, Pennsylvania

June 10, 2024